Exhibit 99.1

News Release

CONTACT:	Jim Eglseder (Investors) (513) 534-8424 Larry Magnesen (Media) (513) 534-8055	FOR IMMEDIATE RELEASE June 22, 2015

Fifth Third Bancorp Announces Expected Changes to Branch Network

Cincinnati – Fifth Third Bancorp (Nasdaq: FITB) today announced plans to pursue changes to its branch network as it works to improve efficiency, competitiveness and the quality of its customers’ experience.

“Consumer demographics and our customers’ preferred channels of banking are undergoing significant changes,” said Kevin T. Kabat, vice chairman and chief executive officer of Fifth Third Bancorp. “Technology continues to impact our service delivery and revenue generation tactics and strategies. We have been very successful in growing our market share in our footprint as the most recent FDIC data clearly shows, and we will continue to maintain the same focus going forward by optimizing the size and density of our branch network.”

The Company is pursuing this plan as part of its regular review of customer preferences and usage patterns across its network and all distribution channels. Fifth Third currently expects to consolidate or sell approximately 100 branches and approximately 30 other properties purchased earlier for future branch expansion.

“This plan reflects the continued progression of our work on providing an integrated customer experience,” Kabat said. “Meeting the evolving preferences of how our customers interact with us is our top priority. Over the past several years, we have made significant improvements to our mobile banking options and our sales and staffing models, and plan to tailor our branch network in concert with these changes. We continue to believe an optimized branch network plays a significant role in meeting the financial needs of our customers, and in delivering an integrated customer experience.”

In connection with these plans, Fifth Third Bancorp expects to incur approximately $75-85 million in non-cash impairment charges to be recognized in the second quarter of 2015. Fifth Third also expects to recognize approximately $6 - 10 million in other costs, primarily related to real estate contract terminations. The Bancorp believes that these actions will result in annualized reduction of approximately $60 million in ongoing operating expenses and are expected to be fully executed by mid-2016.

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of March 31, 2015, the Company had $140 billion in assets and operated 15 affiliates with 1,303 full-service Banking Centers, including 101 Bank Mart® locations, most open seven days a week, inside select grocery stores and 2,637 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has a 22.8% interest in Vantiv

Holding, LLC. Fifth Third is among the largest money managers in the Midwest and, as of March 31, 2015, had $308 billion in assets under care, of which it managed $27 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.”

# # #

FORWARD-LOOKING STATEMENTS

This report contains statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “anticipates,” “potential,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K as updated from time to time by our Quarterly Reports on Form 10-Q. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. The estimated amounts of cash and non-cash restructuring and impairment charges described above could change as a result of changes in estimates, and it is possible that the implementation of the Branch Consolidation and Sales Plan, or changes to that plan, could result in charges not currently contemplated. Additional factors that might cause such a difference include, but are not limited to: (1) general economic conditions and weakening in the economy, specifically the real estate market for properties affected by the Branch Consolidation and Sales Plan, are less favorable than expected; (2) difficulties in separating the operations of any branches or other assets divested in the Branch Consolidation and Sales Plan; (3) inability to achieve expected benefits from the Branch Consolidation and Sales Plan within desired timeframes, if at all; (4) loss of income from branches or other assets divested in the Branch Consolidation and Sales Plan; (5) effects of critical accounting policies and judgments and the use of estimates for results of current or future periods; (6) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; (7) problems encountered by larger or similar financial institutions may adversely affect the banking industry and/or Fifth Third; (8) competitive pressures among depository institutions increase significantly; and (9) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or “SEC,” for further information on other factors, which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

2